DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

Schedule A Funds

(Updated May 23, 2024)

1	The Gold Bullion Strategy Fund
2	The Gold Bullion Strategy Portfolio
3	Hundredfold Select Alternative Fund
4	OnTrack Core Fund
5	Quantified Managed Income Fund
6	Quantified Tactical Fixed Income Fund
7	Quantified Evolution Plus Fund
8	Quantified Government Income Tactical Fund
9	Quantified Market Leaders Fund
10	Quantified STF Fund
11	Quantified Pattern Recognition Fund
12	Quantified Tactical Sectors Fund
13	Quantified Alternative Investment Fund
14	Quantified Rising Dividend Tactical Fund
15	Quantified Global Fund
16	Quantified Eckhardt Managed Futures Strategy Fund
17	Spectrum Low Volatility Fund
18	Spectrum Active Advantage Fund
19	Spectrum Unconstrained Fund
20	Dynamic Alpha Macro Fund